Exhibit 99.1

Jeffrey R. Binder Appointed President and CEO of Immucor

Norcross, Georgia – June 29, 2015– Immucor, Inc., a global leader in transfusion and transplantation diagnostics and a portfolio company of global private investment firm TPG, today announced the appointment of Jeffrey R. Binder (“Jeff”) as President, Chief Executive Officer and Chairman of the Board of Directors. Binder succeeds CEO William A. Hawkins III (“Bill”), who now assumes the role of Lead Director on the Immucor Board of Directors.

Binder, a 22-year veteran of the healthcare industry, has proven experience in helping companies realize growth opportunities. Prior to joining Immucor, Binder was the President and CEO of Biomet, a leading designer, manufacturer and marketer of surgical and non-surgical products used primarily by orthopedic surgeons and other musculoskeletal medical specialists.

“Jeff joins Immucor with a wealth of experience and a proven track record of success in the healthcare industry,” said Todd Sisitsky, managing partner of TPG Capital North America. “Having worked with Jeff over the past eight years, we believe he is one of the most talented executives in healthcare and is uniquely qualified to lead Immucor into its next chapter of growth. We are pleased that Jeff will also serve as a Senior Advisor to TPG Capital.”

Sisitsky added, “We are extremely grateful to Bill for his leadership of Immucor over the past four years.  During Bill’s tenure, the company has expanded globally, entered transplant medicine, resolved the legacy FDA NOIR, introduced breakthrough molecular technologies, and built a rich pipeline of diagnostic assays and systems.  We are pleased that he will remain with the company as Lead Director and look forward to continuing to benefit from his experience and insight.”

“Immucor is an innovative market-leader that is revolutionizing transfusion and transplant medicine, and I look forward to the opportunity to work with the excellent management team and employees to further capitalize on market opportunities,” said Binder. “I’ve thoroughly enjoyed working with the TPG team during my tenure at Biomet, and know that together we can form another successful partnership at Immucor.”

“It was a privilege to lead the talented team at Immucor and I am very proud of what we have accomplished in our time together,” said Hawkins. “Immucor is in good hands with Jeff at the helm and I look forward to working with Jeff and the board in my new role as Lead Director to ensure Immucor’s continued success.”

Before Biomet, Binder previously served as Senior Vice President of Diagnostic Operations of Abbott Laboratories, President of Abbott Spine, and President and CEO of Spinal Concepts. Prior to Spinal Concepts, Mr. Binder was President of DePuy Orthopedics joint reconstruction and trauma business following its integration with Johnson & Johnson. He also held various senior positions at Howmedica Orthopedics and with the Boston Consulting Group. He received a bachelor’s degree in applied mathematics from Yale University and a master’s degree in public policy from the Woodrow Wilson School at Princeton University.

About Immucor

Founded in 1982, Immucor is a global leader in transfusion and transplantation diagnostics that facilitate patient-donor compatibility. Our mission is to ensure that patients in need of blood, organs or stem cells get the right match that is safe, accessible and affordable. With the right match, we can transform a life together. For more information on Immucor, please visit our website at www.immucor.com.

About TPG

TPG is a leading global private investment firm founded in 1992 with over $74 billion of assets under management and offices in San Francisco, Fort Worth, Austin, Dallas, Houston, New York, Beijing, Hong Kong, London, Luxembourg, Melbourne, Moscow, Mumbai, Sao Paulo, Shanghai, Singapore and Tokyo. TPG has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings. The firm has a strong history of healthcare investing and its well-known investments include Adare Pharmaceuticals, Aptalis, Biomet, EnvisionRX, Fenwal, Healthscope, IASIS Healthcare, IMS Health, Par Pharmaceutical, Quintiles Transnational and Surgical Care Affiliates, among others. For more information visit www.tpg.com.

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